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                          ILM II SENIOR LIVING, INC.
                                     AND
                      CAPITAL SENIOR LIVING CORPORATION
                                   AGREE TO
                           REVISED ALL-CASH MERGER


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FOR IMMEDIATE RELEASE:

         October 20, 1999, McLean, Virginia: ILM II Senior Living, Inc. announced that yesterday it entered into an amended and restated agreement and plan of merger with Capital Senior Living Corporation (NYSE: CSU) pursuant to which ILM II will be merged with and into a wholly owned acquisition subsidiary of Capital. The revised merger agreement provides for increased all-cash merger consideration of $872,000 (or an additional $.17 per share of ILM II common stock in comparison to the merger consideration provided for in the previously announced February 7, 1999 Merger Agreement).

         In the merger, each outstanding share of ILM II common stock, $.01 par value, will be converted into the right to receive $14.471836 in cash. The aggregate merger consideration is $74,982,000 and the merger will continue to be fully taxable to the ILM II shareholders and accounted for by Capital as a purchase.

         Consummation of the merger, which presently is expected to occur during the first quarter of calendar year 2000, is subject to certain conditions, including: (i) approval by the holders of not less than 66-2/3% of the outstanding ILM II common stock; (ii) the receipt of requisite approvals from public and governmental authorities; (iii) the transfer to ILM II of certain assets owned by ILM II's wholly owned subsidiary (together with the cancellation of related mortgage indebtedness), and the tax liquidation of such subsidiary; and (iv) certain other conditions to consummation customary in transactions such as the merger.

         Simultaneously with entering into the amended and restated merger agreement, ILM Senior Living, Inc. entered into an amended and restated agreement and plan of merger with Capital providing for the merger of ILM I with and into a wholly owned acquisition subsidiary of Capital. In that transaction, the outstanding ILM I common stock will be converted into the right to receive $12.901158 in cash (or, in the aggregate, $97,018,000 of merger consideration). Consummation of the ILM II Merger is not a condition to consummation of the ILM I Merger.

         As previously announced, ILM II and Capital had agreed last February to a merger consisting of $74,110,000 of cash and convertible preferred stock consideration, at the election of ILM II's shareholders.

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         ILM II Senior Living Inc., together with ILM Senior Living, Inc. and their affiliates, own 13 senior living communities in nine states with approximately 1,900 units.

         Capital is one of the largest providers of senior living services in the United States in terms of resident capacity. Capital has served as the manager of ILM II's senior living communities for three years.




                                      * * *

         This press release contains "forward-looking statements" based on our current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties which could cause our actual results to differ materially from historical results or those anticipated and certain of which are beyond our control. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.